Exhibit 99.1

Trico Marine Services Adopts Stockholder Rights Plan

HOUSTON, TX, Apr 09, 2007 (MARKET WIRE via COMTEX News Network) -- The Board of Directors of Trico Marine Services, Inc. (NASDAQ: TRMA) today adopted a three year stockholder rights plan designed to ensure that all Trico stockholders realize the fair value of their investment. The plan is designed to guard against any abusive actions that may be attempted in order to gain control of Trico without compensating all stockholders for that control. The rights plan will not prevent a takeover of the Company but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. Trico will request that its stockholders ratify the rights plan at its 2008 Annual Meeting. Subject to an affirmative stockholder vote at that meeting, the rights plan will expire in 2010.

Trico's rights plan includes a number of features intended to reflect progressive corporate governance practices. Among other features, the plan provides that it will not apply to a "Qualified Offer" if the majority of the "Disinterested Shares" so vote at a special meeting. Any holder of at least 10 percent of the outstanding common stock can request the Board hold such a special meeting in the event a Qualified Offer is made.

A "Qualified Offer" is one that, among other things, is made to all stockholders on the same terms, is made for all shares, is fully financed (if it is a cash offer), is for registered stock, tradable on an established market similar to the NASDAQ Global Market (if it is a stock offer), and is not subject to due diligence. "Disinterested Shares" are those held by persons other than management and the board of directors of the Company, and stockholders who have made or publicly announced an intention to make proposals to acquire the Company or are seeking to influence control of the Company.

"The Board of Directors believes that the rights plan safeguards the full value of all of our stockholders' investments and encourages any potential acquirers or others to negotiate with the Board to reach an acceptable offer for all stockholders," said Joseph Compofelice, Chairman of the Board of Directors. "The plan is in no way designed to prevent a fair takeover for Trico, but rather is designed to deter coercive or abusive takeover practices and to ensure that our stockholders obtain a fair price and receive equal treatment in the event of a takeover. It was also important to us that the disinterested stockholders be given the right to vote on the plan so that they can determine for themselves whether it is in their best interests."

The plan is not expected to have any effect on the trading of the Company's common stock, reported earnings or cash flow per share unless, following certain events, the rights separate from the underlying common shares and become exercisable.

The rights will be exercisable only if a person or group acquires 15 percent or more of Trico's common stock, a level that both protects stockholders' interests and reduces the likelihood of impairing Trico's net operating loss utilization, or commences a tender offer, the consummation of which would result in ownership of 15 percent or more of the common stock. In such circumstances, each right will initially entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock at an exercise price of $52.00. However, if an acquiring person actually acquires 15 percent or more of Trico's common stock, stockholders will then be able to exercise each right to receive, upon payment of the exercise price, shares of common stock having a market value equal to twice the exercise price. An acquiring person will not be entitled to exercise any rights. Trico's current holder of more than 15 percent of its common stock will not trigger the rights plan so long as it does not acquire beneficial ownership of additional shares in an amount that exceeds .1% of the then outstanding common stock.

In connection with the plan adoption, the board of directors declared a dividend distribution of one preferred share purchase right on each outstanding share of Trico common stock. The dividend distribution will be made on April 19, 2007, payable to stockholders of record on that date, and is not taxable to stockholders.

Additional information regarding the plan will be sent to stockholders and are included in a Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico, Southeast Asia (through its partnership) and, to a lesser extent, Brazil. The services provided by the Company's diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Trico has its principal office in Houston, Texas.

For more information about Trico Marine Services, Inc. visit us on the web at  www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

Contact:

Geoff Jones

Vice President and Chief Financial Officer

(713) 780-9926

SOURCE: Trico Marine Services, Inc.

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